MUNIYIELD FLORIDA INSURED FUND

FILE # 811-7156

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
10/03/02	Children’s Trust Puerto Rico Tobacco 5.625% 5/15/43	$1,171,200,000	$1,100,000	Salomon

		$	$
		$	$